Exhibit 99.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 North Pearl, Suite 1700 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-161683 of Ericsson Inc. of our report dated June 26, 2026, relating to the financial statements and supplemental schedules of Ericsson US 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Dallas, Texas

June 26, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.